                                                                                               EXHIBIT 12

                                                     INDIANA MICHIGAN POWER COMPANY
                                     Computation of Consolidated Ratios of Earnings to Fixed Charges
                                                    (in thousands except ratio data)


                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1998      1999      2000      2001     2002     3/31/03
                                                  ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on First Mortgage Bonds             $ 35,910  $ 31,442  $ 24,154  $ 21,647  $ 19,458  $ 17,732
  Interest on Other Long-term Debt               27,457    38,623    55,977    56,597    71,837    73,010
  Interest on Short-term Debt                     4,903     9,207    19,263    13,088       439       549
  Miscellaneous Interest Charges                  3,113     6,754    20,356     3,929     4,961     5,075
  Estimated Interest Element in Lease Rentals    79,300    73,800    74,100    74,000    72,400    72,400
                                               --------  --------  --------  --------  --------  --------
     Total Fixed Charges                       $150,683  $159,826  $193,850  $169,261  $169,095  $168,766
                                               ========  ========  ========  ========  ========  ========

Earnings:
  Net Income (Loss)Before Cumulative Effect    $ 96,628  $ 32,776 $(132,032) $ 75,788  $ 73,992  $ 93,621
  Plus Federal Income Taxes                      47,210    18,866    (4,524)   49,725    44,647    57,091
  Plus State Income Taxes                         4,938    (7,352)    9,237     9,442       190    (1,252)
  Plus Fixed Charges (as above)                 150,683   159,826   193,850   169,261   169,095   168,766
                                               --------  --------  --------  --------  --------  --------
     Total Earnings                            $299,459  $204,116  $ 66,531  $304,216  $287,924  $318,226
                                               ========  ========  ========  ========  ========  ========

Ratio of Earnings to Fixed Charges                 1.98      1.27      0.34      1.79      1.70      1.88
                                                   ====      ====      ====      ====      ====      ====